Exhibit 10.1

2401 North Glassell Street Orange, CA  92865

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is dated as of June 25, 2019 and made by and between Volt Information Sciences, Inc., a New York corporation (the “Company”) and Lori Schultz (“Executive”).  Reference is hereby made to those certain Employment Agreements dated as of July 31, 2018 and August 20, 2018 between the Company and Executive (the “Prior Agreements”) and the parties hereto expressly agree that this Agreement shall amend, restate, and supersede the Prior Agreements.

1.	Term
Executive’s employment shall continue until terminated by either Employer or Executive. The employment will be on an “at-will” basis, meaning that either Executive or Employer may terminate the employment relationship at any time upon thirty (30) days prior written notice.

2.	Location
Executive shall perform services at Company’s offices located in Orange, California, or at other locations agreed upon by the CEO and Executive.

3.	Position
Executive will serve as the Company’s Chief Global Solutions Officer and report directly to the Company’s CEO, and in such other capacity/capacities as Company may from time to time prescribe.

4.	Duties and Responsibilities
Executive shall perform the duties consistent with and shall devote Executive’s full business time and attention to, Executive’s duties as Chief Global Solutions Officer. During Executive’s employment with Company, Executive shall not render any services or engage in any other business, whether compensated or not, without Company’s prior written consent. The employment relationship shall be governed by this Agreement and the Company’s policies, procedures, and rules, which may be adopted or modified from time to time.

5.	Compensation

5.1	Base Salary
Executive shall receive a base salary of $400,000 per year, retroactive to May 15, 2019, payable in accordance with the Company’s normal payroll practices, less applicable tax withholdings and other authorized deductions (“Base Salary”). Executive’s Base Salary may be reviewed on an annual basis and may be adjusted from time to time at the sole discretion of the Company or its Human Resources and Compensation Committee.

5.2	Annual Incentive Plan
Executive will be eligible for an annual incentive award in accordance with and governed by the terms of the Company’s Annual Incentive Plan in place from time to time (“Volt AIP”). For Fiscal Year 2019, Executive’s target annual incentive opportunity will be sixty percent (60%) of Executive’s Base Salary.

5.3	Long-Term Incentives
The Company currently administers a 2019 Long-Term Incentive Plan pursuant to which you have been granted equity compensation with a grant date value of $100,000 for the fiscal year 2019 performance period. Subject to you being employed by the Company on future annual grant dates, it is currently anticipated that the Company, in its sole discretion and subject to the approval of its Human Resources and Compensation Committee, will grant Executive additional annual equity-based awards with a target value at least equal to Executive’s FY19 equity grant.

5.4	Recovery of Overpayment.
Executive acknowledges and agrees that the Company shall have authority to recover any compensation received that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd- Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

6.	Benefits
6.1	Executive Benefits
Executive will be eligible to participate in the Company’s employee benefit plans and programs generally available to similarly situated executives of the Company, subject to the eligibility requirements, terms and conditions of such plans and programs. Such plans and programs are subject to change or termination by the Company in the Company’s sole discretion.
6.2	Paid Vacation and Sick Leave
Executive shall accrue paid time off for vacation time and sick leave in accordance with the Company’s policies and applicable law. Vacation shall be scheduled at mutually agreeable times.

6.3	Business Expenses
The Company will reimburse Executive for reasonable and necessary business expenses incurred in connection with the Company’s business, which may include travel expenses, food and lodging while traveling for business purposes, subject to such expense reimbursement policies as the Company may from time to time establish for its employees.

7.	Proprietary Information Obligations

7.1	Confidential Information

During Executive’s employment, Executive will have access to and become acquainted with confidential, proprietary and trade secret information belonging to Company, its affiliates, parents, or subsidiaries (“Company Group”) and/or Company’s customers (collectively “Confidential Information”). Executive agrees not to use or disclose such Confidential Information, directly or indirectly, either during employment or any time thereafter, except as is reasonably necessary in the course of employment with the Company.

Examples of Confidential Information include, but are not limited to: information concerning operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of past, present and prospective customers and clients; information concerning the terms on which products and services are, were or will be provided to customers and prospective customers; information concerning bill and pay rates, pricing strategies for products and services; information concerning finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of employees; and any other information that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by through appropriate means by other persons who might maintain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Confidential Information does not include any document, information, technical data, or know-how which (i) before or after it has been disclosed to Executive, is part of the public knowledge or literature, but not as a result of any action or inaction by Executive or (ii) is approved for release by written authorization of Company.  This Section does not restrict Executive from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event Executive is so required, Executive agrees to give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

Pursuant to the Defend Trade Secrets Act, 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.2	Inventions
All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which Executive (a) creates, conceives, discovers, develops, invents or uses during employment with the Company, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by another employee, whether or not in connection with Executive’s employment, will be the sole and absolute property of the Company, or if agreed to between Company and a Customer, to the Customer, for any and all purposes whatsoever, in perpetuity. Executive will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, Executive hereby assigns to the Company all rights, title, and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, they shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company Group or any customer were used and which were developed entirely on Executive’s own time, (ii) which do not relate to the business of the Company or to that of any customer of the Company and (iii) which do not result from any work performed for the Company Group or any customers.

Upon request by the Company, Executive will: (i) disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights; and (ii) will promptly execute and deliver all instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company

7.3	Continuing Obligations
Executive acknowledges and agrees that the obligations in the previous section continue beyond the termination of Executive’s employment. Additionally, for twelve (12) months following the termination of employment for any reason, Executive agrees not to solicit or cause to be solicited for employment any employees with whom Executive worked while employed by Company (excluding contingent field employees).

7.4	Return of Company Property
Executive agrees that on the Termination Date, or at such earlier time as the Company may request, Executive will immediately return to the Company all Confidential Information in Executive’s possession or under Executive’s control and will not retain any copies of such Confidential Information.

8.	Compensation on Termination

8.1	Payment of Final Compensation and Vested Benefits
On the next payroll date following Executive’s last date of employment (“Termination Date”) (or sooner if required by law), Executive (or Executive’s estate or other legal designee) will be paid (a) all accrued but unpaid Base Salary through the Termination Date; (a) any earned but unpaid wages, to the extent required by law; and (b) any earned but unused vacation accrued through the Termination Date to the extent required by law. Any business expenses submitted for reimbursement will be paid no later than 60 days after the Termination Date. Executive will also be entitled to receive any vested benefits, consistent with the applicable plan.

8.2	Severance Benefits
If this Agreement is terminated by the Company without Cause (including due to a change of control transaction) or by Executive for Good Reason, and subject to Executive executing a general release and waiver of rights, which includes a release of all legal claims against the Company Group and their officers, directors, and employees; a cooperation clause and a non-disparagement clause (“General Release”), Company will:

(a)   continue to pay Executive’s then-current Base Salary for a period of twelve (12) months following the Termination Date, in accordance with the Company’s normal payroll practices and the terms of this Agreement;

(b)   pay Executive a prorated annual incentive award pursuant to the Volt AIP with respect to the year of Executive’s termination, based on actual performance results for such year. The annual incentive award shall be pro-rated such that the denominator equals the total number of days occurring during the performance period for the year the Agreement is terminated and the numerator equals the number of days Executive was employed during such performance period, The annual incentive award shall be payable when annual incentive awards under the Volt AIP are paid to other senior executives of the Company, or earlier as required by law, but in no event later than March 15 of the year following the calendar year to which such payment relates; and

(c)   pay Executive a lump sum cash payment equal to twelve (12) months of the employer’s contribution toward maintaining the health benefits for Executive, employee’s spouse and eligible dependents at the coverage/enrollment levels in place at the time the Agreement is terminated.

“Cause” means: (a) embezzlement or misappropriation by Executive of funds of the Company; (b) conviction by Executive of, or plea of guilty to or plea of nolo contendere to any felony, or any crime involving fraud, dishonesty, or moral turpitude; (c) an omission, misconduct, or commission by Executive of any act, dishonesty, deceit, or fraud which causes, or is reasonably likely to cause, substantial or material economic or reputational harm to the Company, as reasonably determined in good faith by the Company’s Board of Directors; (d) a breach by Executive of a fiduciary duty owed to the  Company; (e) a material breach of any provision of this Agreement; (f) a failure by Executive to substantially perform, as a reasonably prudent executive would, the duties assigned by the Company; (g) a material violation by Executive of any rule, policy or procedure of the Company, or any statutory or common law duties owed to the Company; (h) Executive engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of the Company, including, without limitation publicly making disparaging or derogatory statements about the Company or engaging in conduct involving any immoral acts; (i) death or (j) Disability.

“Disability” means (i) the Company’s reasonable determination, based on evidence from a competent health care provider obtained with Executive’s cooperation, that as result of physical or mental illness, Executive is materially impaired and unable to perform the essential functions of Executive’s position, despite reasonable accommodation for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply); or (ii) Executive becoming eligible to receive benefits under the Company’s applicable long-term disability plan. If Executive is Disabled, Company may remove Executive from office and reassign Executive’s duties and such action shall not constitute Good Reason.

“Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Executive to the Company within ninety (90) days following the initial occurrence of such event, unless Executive specifically agrees in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in Base Salary, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of the Company; (b) a change of fifty (50) miles or more in the geographic location in which Executive is assigned to work; (c) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company; or (d) the Company’s material breach of this Agreement.

9.	Miscellaneous

9.1	Representation and Warranties
Except with respect to any obligations under, and potential impact of, any agreements or instruments with her current employer (Randstad) and/or any of its affiliates, Executive represents and warrants that Executive is (i) legally authorized to perform the services contemplated by this Agreement; (ii) he/she is not a party to any agreement or instrument with any third party which would prohibit Executive from entering into or performing the services contemplated by this Agreement.  Executive will not bring to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

9.2	Modification, Waiver, Enforceability and Choice of Law
The terms of this Agreement may not be modified, altered, changed, or amended except by an instrument in writing signed by a duly authorized representative of the Company and Executive. No waiver by the Company or Executive of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any other condition or provision. If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of California.

9.3	Agreement to Arbitrate Disputes
Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to Executive’s employment or the conditions of employment or the termination of employment, including any controversies or claims arising out of or related to the actions of the Company’s other employees, under Federal, State and/or local laws, and/or other such similar laws or regulations, shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or a copy of the AAA rules can be provided to employee upon request to the Company. Before any arbitration, employee and the Company agree to attempt in good faith to resolve any dispute by negotiation within fifteen (15) days of one party’s receipt from the other party of a written request for negotiations. Executive and the Company agree that the time period for negotiation will be limited to no more than thirty (30) days, unless extended by mutual agreement. Any and all statutes of limitation shall be tolled during the period of negotiation. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by either of us or our representatives will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving us, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in negotiations pursuant to this paragraph The Company initially shall pay all of the fees and expenses of the arbitration. Each party shall bear its or his own legal expenses and disbursements incurred in connection with the arbitration, except that the arbitrator shall have the power to award attorneys’ fees and disbursements (i) to the prevailing party in a breach of contract claim, and/or (ii) to one party if the arbitrator determines that the other party’s claims or defenses would, if made in a U.S. federal court, give rise to sanctions under Rule 11 of the Federal Rules of Civil Procedure. In addition to damages, the arbitrator may award injunctive relief. This Agreement to Arbitrate Disputes does not prevent Executive from filing a charge or claim with any governmental administrative agency as permitted by applicable law.

9.4	Successors and Assigns
Executive may not assign this Agreement. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to all or substantially all of the business operations of the Company.

9.5	Code Section 409A Omnibus Provision
Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. For purposes of this Agreement, Executive will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code. Furthermore, neither the Company nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents, and attorneys shall be liable if any amount payable or provided hereunder is subject to any taxes, penalties, or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if Executive is a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

The parties hereto agree to the above terms and conditions governing employment as of the date above written.

/s/ Lori Schultz
LORI SCHULTZ

VOLT INFORMATION SCIENCES, INC.:

/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President, General Counsel & Corporate Secretary